EXHIBIT 99.1

Hutchinson Technology Elects Martha Goldberg Aronson to Its Board of Directors

HUTCHINSON, Minn., June 3, 2010 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) announced today that Martha Goldberg Aronson has been elected to the company's board of directors.

Goldberg Aronson, 42, most recently served as a senior vice president and corporate officer for Medtronic.  During her 18 years with Medtronic, she served in a variety of global general management roles, both in the United States and in Europe. She also served as Medtronic's vice president of investor relations and chief talent officer.  Goldberg Aronson joined Medtronic in 1991, first working in corporate development and strategic planning as a business analyst, and then holding numerous marketing positions in the company's Vascular business before moving into general management roles.

Prior to joining Medtronic, Goldberg Aronson was an associate consultant at Bain & Company, a global management consulting firm.

"We are pleased to welcome Martha as a member of our board," said Wayne M. Fortun, Hutchinson Technology's president and chief executive officer. "Her broad business background, management experience and marketing expertise will be valuable to the board and our executive management team."  Fortun noted that Goldberg Aronson will serve on the board's compensation and competitive excellence committees.

Goldberg Aronson graduated Phi Beta Kappa and magna cum laude with a bachelor's degree in economics from Wellesley College. She earned her master's degree in business administration from Harvard Business School.  She is a member of the Minnesota Women's Economic Roundtable and the Wellesley College Business Leadership Council and serves on the boards of the Minnesota Opera and the Minneapolis Club.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

CONTACT:  Hutchinson Technology Inc.
          Investor Contact:
          Chuck Ives
            320-587-1605
          Media Contact:
          Connie Pautz
            320-587-1823